ARTICLES OF AMENDMENT

        OMNI CASH RESERVE FUND, INC., a corporation organized under the laws of the State of Maryland, having its principal office in Maryland at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, MD 21202 (hereinafter the "Corporation"), does hereby certify to the State Department of Assessments and Taxation that:

        FIRST: The Articles of Incorporation of the Corporation are hereby amended by striking in its entirety ARTICLE II thereof and by inserting in lieu thereof the following:

                                   ARTICLE II

               The name of the Corporation is:

                         RED OAK CASH RESERVE FUND, INC.

        SECOND: The foregoing amendment was approved pursuant to Section 2-408(c) of the Code of Maryland (Corporations and Associations) by the entire board of directors of the Corporation by unanimous written consent dated December 12, 1984; and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

        IN WITNESS WHEREOF, Omni Cash Reserve Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this 29th day of March, 1985, and its President acknowledges that these Articles of Amendment are the act and deed of Omni Cash Reserve Fund, Inc., and under penalty of perjury, that the matters in fact set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

SEAL ATTEST:                                  OMNI CASH RESERVE FUND, INC.

(SEAL)

/s/ Jeffrey A. Dalke                          By: /s/ Francis J. Bruzda
----------------------------                     ----------------------------
Secretary                                        Frances J. Bruzda
                                                 President